Exhibit 3.16

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

CYTYC PRENATAL PRODUCTS CORP.

1. The name of the corporation is CYTYC PRENATAL PRODUCTS CORP.

2. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The registered agent is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock that the Corporation shall have authority to issue shall be one thousand (1000) shares of Common Stock, par value one-tenth of one cent ($.001) per share.

5. Unless required by the Bylaws of the Corporation, the election of the Board of Directors need not be by written ballot.

6. The Board of Directors shall have the power to make, alter, or repeal the Bylaws of the Corporation.

7. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that such directors may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under

Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 7 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

State of Delaware Secretary of State Division of Corporations Delivered 02:58 PM 04/03/2009 FILED 02:38 PM 04/03/2009 SRV 090333492 - 2615867 FILE

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

CYTYC PRENATAL PRODUCTS CORP.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is:

CYTYC PRENATAL PRODUCTS CORP.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on March 30, 2009

/s/ Glenn P. Muir
Name: Glenn P. Muir Title: V. P.